Exhibit 99.2

CHARTER OF THE GOVERNANCE AND NOMINATING COMMITTEE

of the Board of Directors

of Sound Surgical Technologies Inc.

This Governance and Nominating Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Sound Surgical Technologies Inc. (the “Company”) effective as of December 10, 2004.

I. Purpose

The purpose of the Governance and Nominating Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

(a)	the identification of qualified candidates to become Board members;

(b)	the selection of, or recommendation that the Board select, nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;

(c)	the selection of, or recommendation that the Board select, candidates to fill any vacancies on the Board; and

(d)	the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company (the “Corporate Governance Guidelines”).

In addition to the specific powers and responsibilities delegated to the Committee in this Charter, the Committee shall also carry out and may exercise any other powers or responsibilities as are assigned by law, the Company’s certificate of incorporation or bylaws or as may be delegated to it by the Board from time to time. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be made by the Committee in its sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II. Membership

The Committee shall be comprised of two or more directors, as determined by the Board. Each member of the Committee shall (a) satisfy the independence and other requirements of the American Stock Exchange, LLC, and (b) have experience, in the business judgment of the Board, which would assist the Committee in addressing the matters delegated to it.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agenda for each Committee meeting. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws or the Company’s Corporate Governance Guidelines that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least two times per year and more frequently as the Committee deems necessary or desirable. The Committee may, at its discretion, include in its meetings members of the Company’s management, non-management directors who are not members of the Committee, or any other person whose presence the Committee believes to be desirable and appropriate. Any such persons shall not participate in discussions or deliberations unless requested to do so by the Committee and in any event shall not be entitled to vote.

The Committee may retain or replace any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Committee, in its discretion, may also use the services of the Company’s regular outside legal counsel, special counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Chair shall regularly report to the Board regarding the activities of the Committee and as otherwise requested by the Board.

IV. Duties and Responsibilities

1. (a)	At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected or reelected, the Committee shall select, or recommend for selection by the Board, for nomination such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve on the Board of Directors.

(b)	At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall select, or recommend for selection by the Board, for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(c)	The Committee shall establish qualifications and criteria for recommending or selecting candidates for election to the Board. The Committee may involve the Chief Executive Officer and other executive officers of the Company in the selection of qualified candidates to be considered for nomination for election as deemed appropriate by the Committee.

2.	The Committee shall identify Board members qualified to fill vacancies on any committee of the Board (other than the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the requirements of law, those of the American Stock Exchange, LLC or any other exchange or market on which the Company’s securities are then listed or traded, the factors set forth in the charter of the committee, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee, the interplay of the candidate’s experience with the experience of other committee members and input from the Company’s management.

3.	The Committee shall, at least annually, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to nominate such director for an additional term.

4.	The Committee shall develop and recommend to the Board for its approval an annual self evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations in accordance with the Corporate Governance Guidelines.

5.	The Committee shall develop and recommend to the Board standards, consistent with the requirements of law, the requirements of the American Stock Exchange, LLC or of any other exchange or market on which the Company’s securities are then listed or traded, to be applied in making determinations as to the absence of material relationships between the Company or its subsidiaries and a director which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

6.	The Committee shall, in its sole discretion, evaluate and recommend the removal of any director (in accordance with the Company’s certificate of incorporation or bylaws, the Company’s Corporate Governance Guidelines, this Charter and the Charters of the Company’s other committees), for cause or other appropriate reasons.

7.	The Committee shall establish policies and procedures with regard to the consideration of candidates recommended by Company stockholders for election to the Board.

8.	The Committee shall recommend to the Board the size of the Board and Board committees.

9.	The Committee shall review the outside activities of corporate officers insofar as such activities affect the Company.

10.	The Committee shall review periodically with the Chairman of the Board and the Chief Executive Officer, the succession plans relating to positions held by elected corporate officers, and make recommendations to the Board with respect to the selection of individuals to occupy those positions.

11.	The Committee shall, at least annually, evaluate the performance of the Chief Executive Officer in the area of corporate governance and report its findings to the Compensation Committee of the Board.

12.	The Committee shall make recommendations to the Board regarding governance matters as appropriate, including, but not limited to, the Company’s Code of Ethics, certificate of incorporation or bylaws, this Charter and the charters of the Company’s other committees.

13.	The Committee shall establish, for recommendation to the Board, and review on a periodic basis, a process for security holders to send communications to the Board.

14.	The Committee shall establish, for recommendation to the Board, and review on a periodic basis, a policy concerning Board member attendance at annual meetings of stockholders.

15.	The Committee shall develop and recommend to the Board, and shall review on a periodic basis, the Corporate Governance Guidelines.

16.	The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

17.	The Committee shall periodically report to the Board on its findings and actions.

18.	The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

19.	In addition to the foregoing, the Committee shall perform such other functions and have such powers as may be necessary or appropriate to the efficient discharge of the foregoing.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, the Board or executive officers, to the extent consistent with the Company’s charter or bylaws, the Company’s Corporate Governance Guidelines and applicable law and rules of markets in which the Company’s securities are then listed or traded.